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                                                                  EXHIBIT 10.21

                             EMPLOYMENT AGREEMENT

  This Employment Agreement (this "Agreement"), dated November 15, 1996, is entered into by and between Nigel Wheeler ("Executive") and Plasma & Materials Technologies, Inc., a California corporation ("Employer").

                                  WITNESSETH:

  WHEREAS, concurrently herewith, Employer will acquire all of the outstanding shares of Electrotech Limited and Electrotech Equipments Limited, companies organized under the laws of England and in the business of manufacturing and selling semiconductor capital equipment (the "Business");

  WHEREAS, Executive has been employed as the Chief Executive Officer of Electrotech Limited and Electrotech Equipments Limited and has skills and experience in the Business and the technology associated therewith; and

  WHEREAS, Employer desires to obtain Executive's services for the conduct of its Business, and Executive desires to be employed in such Business by and for Employer.

  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

  1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

    (a) "Affiliate" means any corporation, partnership, limited liability company or other person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified. For the purposes hereof, "control" means both the right to direct or cause the direction of the management and policies of an entity, whether through ownership of voting rights, by contract or otherwise, including with limitation the right to sell or cause the sale of all or substantially all of the assets of such entity.

    (b) "Board" means the Board of Directors of Employer.

    (c) "Disability" or "Disabled" has the meaning set forth in Section 10(b) hereof.

    (d) "Effective Date of Termination" has the meaning set forth in Section 10(f) hereof.

    (e) "Termination For Cause" means the termination by Employer of Executive's employment because he has been convicted of a felony or been adjudged by a court of competent jurisdiction to have defrauded Employer, any Affiliate of Employer or any customer of Employer.

    (f) "Termination For Good Reason" means a termination by Executive of his employment with Employer based on (i) a material diminution of Executive's duties as President and Chief Operating Officer, (ii) the imposition by the Board of a requirement that Executive report to persons other than the Board, the Chairman or the Chief Executive Officer, (iii) the breach by Employer of any of its material obligations under this Agreement or (iv) Employer ceasing to be engaged in the Business or in any business that is substantially similar to the Business.

    (g) "Termination Without Cause" means a termination by Employer of Executive's employment that is not a Termination For Cause or a termination resulting from Executive's death or Disability.

    (h) "Termination Without Good Reason" means a termination by Executive of his employment with Employer that is not a Termination For Good Reason or a termination resulting from Executive's death or Disability.

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  2. Employment. Employer hereby employs Executive as an executive officer and
Executive hereby accepts such employment upon the terms and conditions hereinafter set forth.

  3. Duties.

    (a) Executive shall perform his services as President and Chief Operating Officer, under the supervision of the Chairman and the Chief Executive Officer of Employer and within the framework of the policies and objectives of Employer. In such capacity, Executive (i) shall exercise general day-to-day supervisory responsibility and operational and management authority over Employer and its officers and executives and all of its Affiliates and their respective officers and executives, (ii) shall provide advice and input to members of Employer's Board and shall, at their request, attend all meetings of the Board for that purpose, and (iii) shall perform such other duties as may be assigned to him from time to time by the Board.

    (b) Executive shall devote his entire business time, attention and energies to the performance of his duties and functions under this Agreement and shall not during the term of his employment hereunder be engaged in any other substantial business activity for gain, profit or other pecuniary advantage. Executive shall faithfully, loyally and diligently perform his assigned duties and functions and shall not engage in any activities whatsoever which conflict with the objectives of Employer's Business during the term of his employment hereunder.

    (c) Employer shall furnish Executive with such facilities at the corporate offices of Electrotech Limited and services as are suitable to his position and adequate for the performance of his duties and functions hereunder. It is understood that Executive's "home base" location shall be at Ringland Way, Newport, Gwent NP62TA.

  4. Director. During the term of this Agreement, Executive shall be nominated to serve as a director of the Board of Employer.

  5. Term. The term of this Agreement shall commence on the date hereof and shall continue until _________ , 1999 (the "Initial Term"), and thereafter shall continue for additional one-year periods unless and until such time as either party hereto provides written notice to the other thirty (30) days prior to the end of the third year of the Initial Term or prior to the end of any such additional one-year period (such additional one-year periods, together with the Initial Term, the "Employment Term"). Upon any termination of Executive's employment hereunder (other than a Termination Without Good Reason or a Termination for Cause), Executive shall be retained as a consultant to Employer until all of the stock options described in Section 6(c), and any other stock options which may have been granted to Executive, have fully vested, upon acceleration or otherwise.

  6. Compensation. Employer shall pay to Executive, as compensation for the services agreed to be rendered by Executive hereunder, the following:

    (a) Base Salary. During the Employment Term, Employer shall pay to Executive a salary of (pounds) 163,000 per annum payable in British pounds sterling; provided, that the amount of such base salary shall be reviewed and may be adjusted by Employer annually during the Employment Term in light of the conditions then existing and the services then being rendered by Executive, in which case Executive's base salary shall be such higher amount as may be determined by Employer (such annual base salary, as in effect from time to time, being referred to herein as the "Base Salary"). The Base Salary shall be payable monthly, less appropriate deductions for federal, state and local income taxes, FICA contributions and any other deductions required by law or authorized by Executive.

    (b) Annual Performance Bonus. In addition to the Base Salary, Executive shall be eligible to receive an annual performance bonus (the "Annual Bonus") for each year of service (or any part thereof in the event of termination of Executive's employment hereunder (other than a Termination Without Good Reason or a Termination for Cause), in which case any Annual Bonus shall be prorated for such partial year) during the Employment Term (each such year or any partial such year referred to as an "Annual Bonus Period"),

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  to the maximum extent of eligibility permitted to executive officers, or if no such bonus is permitted, in such amount, if any, as may be determined by the Board in its discretion. Each Annual Bonus shall be payable in British pounds sterling at the exchange rate prevailing at the date of payment which shall be in accordance with Employer's normal annual bonus payment schedule, less appropriate deductions for federal, state, and local income taxes, FICA contributions and any other deductions required by law or authorized by Executive.

    (c) Options. Concurrently herewith, the Compensation Committee of the Board of Employer shall grant to Executive, pursuant to Employer's 1991 Stock Option Plan, options to acquire 200,000 shares of Employer's common stock at an exercise price equal to the fair market value of the underlying shares of common stock on the date of such grant, 25% of which shall vest on each anniversary of the date of grant over a period of four years (the "Options), subject to Executive's continuous employment or consultancy with Employer pursuant hereto.

    (d) Payment of Additional Amount. Employer shall pay to Executive, for so long as Executive is not a resident of the United States, as additional payments, such amounts as may be necessary in order that every net payment of Executive's salary, bonus or other payment, after deducting or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon, or as a result of, such payment by the government of the United States or any state thereof or any political subdivision or taxing authority of or in the United States, will not be less than (x) the gross amount provided for herein, as may be adjusted by the Board of Directors pursuant hereto, then due and payable minus (y) the amount of income taxes payable by Executive or required to be deducted or withheld for or on account of any present or future tax, assessment or other governmental charge.

  7. Benefits. During the Employment Term, Executive shall receive benefits, in England, including, but not limited to (a) life insurance equal to four times Executive's Base Salary, (b) medical insurance for Executive and his family, (c) home telephone for business and private use, (d) company car for business and private use, including fuel, (e) continuation of pension plan benefits, including employer contributions based on actuarials, (f) business class travel, and (g) all benefits offered to other executive officers of the Employer to the maximum extent so offered.

  8. Expenses. During the Employment Term, Employer shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in performing his duties and functions hereunder, upon Executive's submission of reasonable documentation thereof.

  9. Vacations. In addition to such holidays, sick leave and personal time off as is allowed under the policies of Employer to management generally, Executive shall be entitled during each twelve-month period during the Employment Term to twenty-five (25) days of vacation and all statutory bank holidays of England, with full pay. The duration of such vacations and the time or times when they shall be taken will be determined by Executive in consultation with Employer.

  10. Termination.

    (a) Death. The Employment Term will terminate automatically in the event of Executive's death. Upon such termination, Executive will be entitled to receive the payments prescribed by subsection 10(c)(iii).

    (b) Disability. If Executive becomes Disabled, Employer may elect to give written notice of termination to Executive, which notice will specify the date of termination. Upon such termination, Executive will be released from any duties and obligations hereunder (except as set forth in Section 11) and Executive will be entitled to receive the payments prescribed by subsection 10(c)(i). "Disabled" as used in this Agreement means the inability of Executive substantially to perform his duties for a period of 180 consecutive days or for a total of 180 days or more in any 360-day period as a result of a physical or mental illness, all as determined in good faith and on a reasonable basis by the Board. The Board will be deemed to have acted in good faith only if it acts in reliance on the advice of at least two physicians reasonably believed by the Board to be competent in such matters.

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    (c) Termination For Cause or Without Good Reason. The Employment Term may
  be terminated by a Termination For Cause or a Termination Without Good Reason. Upon either such termination, Executive will be released from any duties and obligations under this Agreement (except as set forth in Section
  11) and Executive will be entitled to receive the payments prescribed by subsection 10(e)(ii). Executive will not be entitled to any other payment in the event of a Termination For Cause or a Termination Without Good
  Reason other than any payment prescribed by Section 10(c)(ii) relating to the period before the Effective Date of Termination.

    (d) Termination Without Cause or For Good Reason. The Employment Term will be terminated by a Termination Without Cause or a Termination For Good Reason. Upon either such termination, Executive will be released from any duties under this Agreement (except as set forth in Section 11) and Executive will be entitled to receive the payments prescribed by subsection (10(e)(i).

    (e) Payment Upon Termination. If the Employment Term is terminated before the third anniversary of the date of this Agreement, in addition to any rights Executive may have with respect to payments, if any, pursuant to
  Section 6, Employer will pay to Executive the following compensation which when paid will be deemed to be paid in final settlement of any claims in connection with such termination Executive may have against Employer or any Affiliate of Employer, and after such payments are made, Employer and its Affiliates will have no liability or obligation of any kind to Executive in connection with such termination:

      (i) Payment Upon Termination Without Cause or For Good Reason. If a Termination Without Cause or a Termination For Good Reason has occurred, or if Executive becomes Disabled, Executive will be entitled to receive his Base Salary (at the rate of effect at the Effective Date of Termination) through the remainder of the Employment Term (which, for purposes of this Section 10(e)(i), shall not be less than one year), without setoff or reduction in respect of such amounts, if any, earned by Executive from other employment after the Effective Date of Termination either, at Executive's election, in a lump sum payment or in the same manner as paid prior to the Effective Date of Termination and Executive shall receive all the benefits to which he is entitled pursuant to clauses (a), (b) and (e) of Section 7 through the remainder of the Employment Term.

      (ii) Payment Upon Termination For Cause or Without Good Reason. If a Termination For Cause or a Termination Without Good Reason has occurred, Employer will pay to Executive his Base Salary (as in effect on the Effective Date of Termination) and other benefits, including accrued vacation pay, (without setoff or reduction in respect of such amounts) to which Executive is entitled pursuant to this Agreement through the Effective Date of Termination.

      (iii) Payment Upon Termination in the Event of Death. In the case of a termination of this Agreement upon Executive's death, Executive's estate shall be entitled to receive his Base Salary (at the rate in effect on the date of death) through the end of the month in which the Effective Date of Termination occurs and other benefits including those specified in Section 7 hereof through the end of the month in which the Effective Date of Termination occurs and accrued vacation pay (all without setoff or reduction in respect of such amounts).

    (f) Effective Date of Termination. The "Effective Date of Termination" of Executive's employment will be: (i) in the case of a Termination Without Cause, on the date specified in a notice given by Employer to Executive or, if no date is specified, on the date such notice is given; (ii) in the case of a Termination Without Good Reason, on the date specified in a notice given by Executive to Employer or, if no date is specified, on the date such notice is given; (iii) in the case of a Termination For Good Reason, the date notice of termination is given by Executive; or (iv) in the case of a Termination For Cause, the date notice of termination is given by Employer; (v) in the case of Executive's death, the date of death; and (vi) in case Executive is determined to be Disabled, the date the Board determines that Executive is Disabled.

  11. Confidentiality. During the Employment Term, Executive will not use for his own advantage or disclose any proprietary or confidential information relating to the business operations or properties of Employer,

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any Affiliate of Employer or any of their respective customers, suppliers, landlords, licensors or licensees. Upon the expiration or termination of the Employment Term, Executive will surrender and deliver to Employer all documents and information of every kind relating to or connected with Employer and its Affiliates and their respective businesses, customers, suppliers, landlord, licensors and licensees. The foregoing confidential information provisions shall not apply to information which: (i) is or becomes publicly known through no wrongful act of the Executive; (ii) is rightfully received from any third party without restriction and without breach by Executive of this Employment Agreement; or (iii) is independently developed by Executive after the term of his employment hereunder or is independently developed by a competitor of Employer at any time. The provisions of this Section 11 shall survive the expiration and/or termination of this Employment Agreement for a period of two years from the Effective Date of Termination.

  12. Non-Compete. During the Noncompetition Term (as defined below) Executive will not directly or indirectly engage in competition with Employer by being associated in any capacity (whether as employee, owner, consultant, agent or otherwise) with any person or entity that sells or offers to sell any products or services which are in the same line of business as the Business and which directly compete in any area in the world where the Employer's products or services are offered or sold by Employer. The foregoing sentence shall not preclude the ownership by Executive of 10% or less of any class of security of any issuer which is registered pursuant to the Securities Exchange Act of 1934, as amended, or which is listed on the London Stock Exchange. As used herein, "Noncompetition Term" means the period of Executive's employment with Employer and for such period after an Effective Date of Termination during which Executive continues to receive any payments equal to his Base Salary pursuant to subsection 10(e)(i) above.

  13. Arbitration. Any dispute or controversy arising out of or relating to this Agreement or any claimed breach hereof shall be settled, at the request of either party, by an arbitration proceeding conducted in accordance with the rules of the American Arbitration Association ("AAA"), with the award determined to be appropriate by the arbitrator therein to be final, non-appealable and binding on the parties hereto, and with judgment upon such award as is rendered in any such arbitration proceeding available for entry and enforcement in any court having jurisdiction of the parties hereto. The arbitrator shall be an impartial arbitrator qualified to serve in accordance with the rules of the AAA and shall be reasonably acceptable to each of the Employer and the Executive. If no such acceptable arbitrator is so appointed within fifteen (15) days after the initial request for arbitration of such disputed matter, each of the parties promptly shall designate a person qualified to serve as an arbitrator in accordance with the rules of the AAA, and the two persons so designated promptly shall select the arbitrator from among those persons qualified to serve in accordance with the rules of the AAA. The arbitration shall be held in the State of California in the United States at the time of the initiation of any such proceedings, or in such other place as may be agreed upon at the time by the parties. The expenses of the arbitration proceeding shall be borne by Employer.

  14. Indemnification.

    (a) Employer shall indemnify Executive to the fullest extent permitted by the Articles of Incorporation and Bylaws of Employer as in effect on the date hereof (or if such Articles of Incorporation or Bylaws are amended to broaden such indemnification, then such broadened indemnification terms shall apply) against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, penalties and amounts paid in settlement) reasonably incurred by Executive in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative in which Executive is made, or is threatened to be made, a party to or a witness in such action, suit or proceeding by reason of the fact that he is or was an officer, director, consultant, agent or Executive of the Employer or of any of Employer's Affiliates or is or was serving as an officer, consultant, director, member, Executive, trustee, agent or fiduciary of any other entity at the request of the Employer (a "Proceeding"). Employer shall maintain policies for insurance coverage of Executive to the fullest extent available to any other director or officer of Employer, which shall include director and officer insurance and insurance coverage relating to acts of Employer prior to the commencement of Executive's employment hereunder. Employer shall enter into an

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  indemnification agreement with Executive to the same extent Employer has entered into such agreements with other executive officers of Employer.

    (b) The indemnification provided to Executive hereunder is in addition to, and not in lieu of, any additional indemnification to which he may be entitled pursuant to Employer's Articles of Incorporation or Bylaws, any insurance maintained by Employer from time to time providing coverage to Executive and other officers and directors of Employer, or any separate written agreement with Executive. The provisions of this Section 14 shall survive any termination of this Agreement.

  15. Amendment and Modification. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. Such to applicable law and upon the consent of the Board of Employer, this Agreement may be amended, modified and supplemented by written agreement of Employer and Executive with respect to any of the terms contained herein.

  16. Waiver of Compliance. Any failure of either party to comply with any obligation, covenant, agreement or condition on its part contained herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing.

  17. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by registered or certified U.S. Mail, postage prepaid, commercial overnight courier service or transmitted by facsimile and shall be deemed served or delivered to the addressee at the address for such notice specified below when hand delivered, upon confirmation of sending when sent by facsimile, on the second day after being sent when sent by overnight delivery or ten (10) days after having been mailed, certified or registered mail with postage prepaid:

  If to Employer:                        If to Executive:


  Plasma & Materials Technologies, Inc.  Nigel Wheeler
  9255 Deering Avenue                    Ringland Way
  Chatsworth, CA 91311                   Newport, Gwent NP62TA
  Attention: Chief Executive Officer     Facsimile: 011-44-1-633-414-040
  Facsimile: (818) 886-8756

or, in the case of either such party, to such substitute address as such party may designate from time to time for purposes of notices to be given to such party hereunder, which substitute address shall be designated as such in a written notice given to the other party addressed as aforesaid.

  18. Assignment. This Agreement shall inure to the benefit of Executive and Employer and be binding upon the successors and general assigns of Employer. This Agreement shall not be assignable without consent of the parties hereto which consent may be given or withheld in the sole discretion of the parties hereto.

  19. Enforceability. In the event it is determined that this Agreement is unenforceable in any respect, it is the mutual intent of the parties that it be construed to apply and be enforceable to the maximum extent permitted by applicable law.

  20. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws applicable to contracts executed, delivered and fully to be performed in the State of California.

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  IN WITNESS WHEREOF, the parties have executed this Agreement to be effective on and as of the day and year first above written.

                                          EMPLOYER:

                                          PLASMA & MATERIALS TECHNOLOGIES,
                                           INC.

                                          By: /s/ Gregor A. Campbell
                                              ----------------------------------
                                             Name: Gregor A. Campbell
                                             Title: President and Chief
                                                    Financial Officer

                                          EXECUTIVE:

                                          /s/ Nigel Wheeler
                                          -------------------------------------
                                              Nigel Wheeler

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